CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 20 to Registration Statement No. 333-91931 of Hartford Life and Annuity Insurance Company Separate Account Ten, on Form N-4, of our report dated March 28, 2013, relating to the statements of assets and liabilities of Hartford Life and Annuity Insurance Company Separate Account Ten as of December 31, 2012, and the related statements of operations for each of the periods presented in the year then ended, the statements of changes in net assets for each of the periods presented in the two years then ended, and the financial highlights in Note 6 for each of the periods presented in the five years then ended, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
April 22, 2013

CONSENT OF INDEPENDENT AUDITORS'

We consent to the use in this Post-Effective Amendment No. 20 to Registration Statement No. 333-91931 of Hartford Life and Annuity Insurance Company Separate Account Ten, on Form N-4, of our report dated April 10, 2013, relating to the statutory-basis financial statements of Hartford Life and Annuity Insurance Company ("Company") as of December 31, 2012 and 2011 and for each of three years in the period ended December 31, 2012 (which report expresses an unmodified opinion in accordance with accounting practices prescribed and permitted by the Insurance Department of the State of Connecticut), appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
April 22, 2013